AMENDMENT TO

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

This Amendment to Amended and Restated Investment Advisory Agreement (the “Amendment”) is made and entered into as of July 1, 2024 between RBC Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Adviser”).

WHEREAS, the Trust and the Adviser previously entered into that certain amended and restated Investment Advisory Agreement, dated as of October 1, 2019 (as further amended, restated, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Trust and the Adviser wish to amend the Agreement to reflect a reduction in the fee payable to the Adviser for RBC Small Cap Core Fund.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Schedule A of the Agreement shall be replaced in its entirety with the updated Schedule A attached hereto.

2.

The Agreement, as modified herein, shall continue in full force and effect, and nothing herein shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:
Name: Kathy Hegna
Title: Chief Financial Officer and Treasurer

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:
Name: Carol Kuha
Title: Chief Operating Officer

SCHEDULE A

Compensation pursuant to Paragraph 5 of this Agreement shall be calculated in accordance with the following schedules:

Name of Fund	Annual Fee Rate
RBC SMALL CAP CORE FUND	Seventy hundredths of one percent (70/100 of 1%) of the average total net assets of the Fund

RBC ENTERPRISE FUND.	One percent (1%) of the average total net assets of the Fund that do not exceed thirty million dollars ($30,000,000).

Ninety one hundredths of one percent (90/100 of 1%) of the average total net assets of the Fund that exceed thirty million dollars ($30,000,000).

RBC MICROCAP VALUE FUND	Ninety one hundredths of one percent (90/100 of 1%) of the average total net assets of the Fund

ATTEST:
RBC FUNDS TRUST, on behalf of RBC SMALL CAP CORE FUND, RBC ENTERPRISE FUND AND RBC MICROCAP VALUE FUND	RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By: _________________________	By: _______________________

Name: Kathy Hegna	Name: Carol Kuha
Title: Treasurer and CFO	Title: Chief Operating Officer